For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Angie Yang 310-279-5980	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA FINANCIAL GROUP ANNOUNCES

PASSING OF CHIEF CREDIT OFFICER

WESTLAKE VILLAGE, Calif., November 19, 2008 – First California Financial Group, Inc. (Nasdaq:FCAL) today announced that Walter Duchanin, executive vice president and chief credit officer of its subsidiary, First California Bank, died unexpectedly Tuesday. President and Chief Executive Officer C. G. Kum will assume Duchanin’s responsibilities on an interim basis until a replacement is named.

“Our entire company is deeply saddened by Walter’s untimely passing,” said Kum. “We have lost a respected business partner as well as a wonderful friend. Those who knew Walter will remember his commitment to the success of First California. I join the entire company in extending our prayers and deepest condolences to Walter’s family.”

Duchanin joined First California Bank in November 2007, bringing more than two decades of experience as a senior-level credit administrator. He began his banking career in 1978 with Bank of America, where Duchanin subsequently assumed positions of increasing responsibilities in lending and credit administration. Prior to joining First California, he served as executive vice president and chief credit officer of Preferred Bank (NASDAQ: PFBC), headquartered in Los Angeles. Duchanin graduated from the University of Southern California in 1976 with a degree in finance.

Duchanin is survived by his wife, Gayle, two daughters, April and Jessica and son, Eric. He was 55 years old.

About First California Financial Group, Inc.

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through twelve full-service branch offices and one loan production office. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.